Exhibit 13(b)

                          CLASS B DISTRIBUTION PLAN OF

                     MERCURY TARGET SELECT EQUITY FUND, INC.

                             PURSUANT TO RULE 12b-1

      DISTRIBUTION PLAN made as of the 30th day of October, 2000, by and between Mercury Target Select Equity Fund, Inc., a Maryland corporation (the "Corporation"), and FAM Distributors, Inc., a Delaware corporation (the "Distributor").

                               W I T N E S S E T H
                               -------------------

      WHEREAS, the Corporation intends to engage in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, the Corporation offers separate classes of shares, and

      WHEREAS, the Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through financial intermediaries, including without limitation, brokers, dealers, retirement plans, financial consultants, registered investment advisers and mutual fund supermarkets ("financial intermediaries"); and

      WHEREAS, the Corporation proposes to enter into a Distribution Agreement with the Distributor, pursuant to which the Distributor will act as the exclusive distributor and representative of the Corporation in the offer and sale of shares of common stock, par value $0.0001 per share of the Corporation, including the Class B shares (the "Class B Shares") of the Corporation, to the public; and

      WHEREAS, the Corporation desires to adopt this Class B Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act pursuant to which the Corporation will pay an account maintenance fee and a distribution fee to the Distributor with respect to the Corporation's Class B Shares; and

      WHEREAS, the Directors of the Corporation have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Corporation and its Class B shareholders.

      NOW, THEREFORE, the Corporation hereby adopts, and the Distributor hereby agrees to the terms of, the Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

      1. The Corporation shall pay the Distributor with respect to the Class B Shares an account maintenance fee under the Plan at the end of each month at the annual rate of 0.25% of average daily net assets of the Corporation relating to the Class B Shares to compensate the


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Distributor for providing, or arranging for the provision of, account maintenance activities with respect to Class B shareholders. Expenditures under the Plan may consist of payments to financial intermediaries for maintaining accounts in connection with Class B Shares and payment of expenses incurred in connection with such account maintenance activities including the costs of making services available to shareholders including assistance in connection with inquiries related to shareholder accounts.

      2. The Corporation shall pay the Distributor with respect to Class B Shares a distribution fee under the Plan at the end of each month at the annual rate of 0.75% of average daily net assets of the Corporation relating to Class B Shares to compensate the Distributor for providing, or arranging for the provision of, sales and promotional activities and services. Such activities and services will relate to the sale, promotion and marketing of the Class B Shares. Such expenditures may consist of sales commissions to financial intermediaries for selling Class B Shares, compensation, sales incentives and payments to sales and marketing personnel, and the payment of expenses incurred in its sales and promotional activities, including advertising expenditures related to the Corporation and the costs of preparing and distributing promotional materials. The distribution fee may also be used to pay the financing costs of carrying the unreimbursed expenditures described in this Paragraph 2. Payment of the distribution fee described in this Paragraph 2 shall be subject to any limitations set forth in any applicable regulation of the National Association of Securities Dealers, Inc.

      3. The Distributor shall provide the Corporation for review by the Board of Directors, and the Directors shall review at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the account maintenance fee and distribution fee during such period.

      4 This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Corporation and (b) those Directors of the Corporation who are not "interested persons" of the Corporation, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on the Plan.

      5. The Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 4.

      6. The Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding Class B voting securities of the Corporation.

      7. The Plan may not be amended to increase materially the rate of payments provided for in Paragraph 1 hereof unless such amendment is approved by at least a majority, as defined in the Investment Company Act, of the outstanding Class B voting securities of the


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Corporation, and by the Directors of the Corporation in the manner provided for in Paragraph 4 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraph 4 hereof.

      8. While the Plan is in effect, the selection and nomination of Directors who are not interested persons, as defined in the Investment Company Act, of the Corporation shall be committed to the discretion of the Directors who are not interested persons.

      9. The Corporation shall preserve copies of the Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, for a period of not less than six years from the date of the Plan, or the date of such agreement or report, as the case may be, the first two years in an easily accessible place.

      IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first above written. This Agreement may be executed by the parties hereto on any number of counterparts, all of which together shall constitute one and the same instrument.

                                        MERCURY TARGET SELECT EQUITY FUND, INC.,

                                        By: /s/ Terry K. Glenn
                                            -----------------------------------
                                            Name: Terry K. Glenn
                                            Title: Executive Vice President

                                        FAM DISTRIBUTORS, INC.

                                        By: /s/ Terry K. Glenn
                                            -----------------------------------
                                            Name: Terry K. Glenn
                                            Title: President


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